Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

PHARMBIO KOREA, INC.

AND

INSYS THERAPEUTICS, INC.

DATED AS OF

SEPTEMBER 25, 2019

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
Section 1.1	Definitions2
Section 1.2	Interpretation11
Section 1.3	Currency11
ARTICLE II SALE AND PURCHASE OF TRANSFERRED ASSETS	11
Section 2.1	Purchase and Sale11
Section 2.2	Transferred Assets and Excluded Assets11
Section 2.3	Assumed Liabilities and Excluded Liabilities13
ARTICLE III PURCHASE PRICE	14
Section 3.1	Purchase Price14
Section 3.2	Closing Payments15
Section 3.3	Transfer Taxes15
Section 3.4	No Offset15
ARTICLE IV THE CLOSING	15
Section 4.1	Closing Date15
Section 4.2	Transactions to Be Effected at the Closing15
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	16
Section 5.1	Seller Organization; Good Standing16
Section 5.2	Authority; Execution and Delivery16
Section 5.3	Consents; No Violations, Etc16
Section 5.4	Title to Transferred Assets17
Section 5.5	Regulatory Issues17
Section 5.6	Brokers18
Section 5.7	Intellectual Property18
Section 5.8	Absence of Debarment18
Section 5.9	No Other Representations19
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	19
Section 6.1	Buyer Organization; Good Standing19
Section 6.2	Authority; Execution and Delivery19
Section 6.3	Consents; No Violations, Etc20
Section 6.4	Brokers20

Section 6.5	Availability of Funds20
Section 6.6	Bankruptcy21
Section 6.7	Absence of Debarment21
Section 6.8	No Seller Warranty; Disclaimer of Other Representations and Warranties21
ARTICLE VII BANKRUPTCY COURT MATTERS	21
Section 7.1	Bankruptcy Court Approval21
Section 7.2	Bankruptcy Court Filings21
ARTICLE VIII CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS	22
Section 8.1	Filings; Other Actions; Notification and Cooperation22
Section 8.2	Covenants Regarding Information24
Section 8.3	Regulatory Reporting.24
Section 8.4	Agreement with Aptargroup24
ARTICLE IX CERTAIN OTHER COVENANTS AND AGREEMENTS	24
Section 9.1	Books and Records24
Section 9.2	Assumption of Regulatory Commitments25
Section 9.3	Intellectual Property25
Section 9.4	Confidentiality25
Section 9.5	Trade Notification; Use of Seller Names.26
Section 9.6	Coordination.26
Section 9.7	Development Communications.26
Section 9.8	Pharmacovigilance.26
Section 9.9	License to Product Technology.27
Section 9.10	Manufacturing Inside and Outside the Territory.27
Section 9.11	Right to Reference.27
Section 9.12	Transfer of Technology.28
Section 9.13	Transition.28
ARTICLE X [RESERVED]	28
ARTICLE XI CONDITIONS PRECEDENT	28
Section 11.1	Conditions to Each Party’s Obligations28
Section 11.2	Conditions to the Obligations of Buyer28
Section 11.3	Conditions to the Obligations of Seller29
ARTICLE XII TERMINATION, AMENDMENT AND WAIVER	30
Section 12.1	Termination30
Section 12.2	Effect of Termination and Abandonment31

2

ARTICLE XIII INDEMNIFICATION	32
Section 13.1	Survival32
Section 13.2	Indemnification by Buyer32
Section 13.3	Procedure32
Section 13.4	Tax Treatment of Indemnification Payments34
ARTICLE XIV GENERAL PROVISIONS	34
Section 14.1	Expenses34
Section 14.2	Further Assurances and Actions34
Section 14.3	Notices34
Section 14.4	Headings35
Section 14.5	Severability36
Section 14.6	Counterparts36
Section 14.7	Entire Agreement; No Third-Party Beneficiaries36
Section 14.8	Governing Law; English Language36
Section 14.9	Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury36
Section 14.10	Specific Performance37
Section 14.11	Publicity37
Section 14.12	Assignment; Successors and Assigns37
Section 14.13	Amendments and Waivers38
Section 14.14	Reasonable Best Efforts38
Section 14.15	Compliance with Law38
Section 14.16	Construction38

Exhibit AAssignment and Assumption Agreement

Exhibit BBill of Sale

Exhibit CPatent Assignments

Exhibit DTrademark Assignments

Exhibit EKMFDS Confirmation Letter

Exhibit FFDA Confirmation Letter

3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2019, is made by and between Pharmbio Korea, Inc., a company organized under the laws of the Republic of Korea (“Buyer”), and Insys Therapeutics, Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Seller and its Affiliates are debtors and debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 10, 2019 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases,” and Seller and its Affiliates who filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, collectively, the “Debtors”), jointly administered for procedural purposes only under Case No. 19-11292;

WHEREAS, Seller owns and has been engaged in the business of developing, manufacturing and marketing the SUBSYS® product (all strengths, doses and formulations, in the Territory, each a “Product” and collectively, the “Products”) in the U.S. and throughout the world;

WHEREAS, Buyer and its Affiliates are engaged in the business of developing, manufacturing and selling drugs, cosmetics, medical devices, pharmaceuticals, sanitary supplies and related products, and other businesses;

WHEREAS, Seller desires to (a) sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, pursuant to Section 363(b) of the Bankruptcy Code, the Transferred Assets (as such terms are hereinafter defined), and (b) grant the Product License, each as more specifically provided and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has: (a) determined that this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are fair to and in the best interests of Seller and its relevant stakeholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements; and

WHEREAS, the Board of Directors of Buyer (the “Buyer Board”) has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Definitions

.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, at the time such determination is being made, controls, is controlled by or is under common control with such Person (and for this purpose, the term “control” means the power to direct, or cause the direction of, the management or policies of a Person (directly or indirectly), whether through ownership of voting rights or securities, by Contract or otherwise (and the terms “controlling” and “controlled” have meanings correlative to the foregoing)).  For purposes of this Agreement, an “Affiliate” of Seller shall mean its subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Patent Assignments, the Trademark Assignments and any other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Aptargroup” has the meaning set forth in Section 8.4.

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, substantially in the form attached hereto as Exhibit A.

“Assigned Intellectual Property” has the meaning set forth in Section 5.7(a).

“Assigned Marks” means any rights Seller has to the SUBSYS Mark in the Territory and any goodwill associated therewith.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.2.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures Order” means that certain Order of the Bankruptcy Court entered on July 2, 2019 ECF No. 210, that, among other things, establishes: (i) a date by which bids must be submitted by bidders (as modified by the Notice of Extension of Bid Deadline ECF No. 328, and other similar notices), and (ii) procedures for the bidding and auction processes.

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, substantially in the form attached hereto as Exhibit B.

“Books and Records” has the meaning set forth in the definition of “Transferred Records.”

“BTcP Pharma APA” means the Asset Purchase Agreement, by and between BTcP Pharma, LLC and Insys Therapeutics, Inc., dated September 1, 2019, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Law to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” has the meaning set forth in the recitals.

“Buyer Favored Right to Reference” has the meaning set forth in Section 9.11(b).

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, reasonably satisfactory in form to Seller, as to the satisfaction of the conditions set forth in Section 11.3(a) and Section 11.3(b).

“CA Termination Date” has the meaning set forth in Section 9.4.

“Change of Control” shall mean (A) any merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction that results in any Person(s) or group (as defined in or under Section 13 of the Exchange Act), directly or indirectly, acquiring record or beneficial ownership of fifty percent (50%) or more of the outstanding equity or voting power of Buyer, or shares, assets or other rights representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer or (B) any acquisition with respect to any of the Products or the Transferred Assets by any Person(s) or group resulting in any Person(s) or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, an interest in any of the Products or the Transferred Assets representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer and its Affiliates represented by the Products and the Transferred Assets, other than, in the case of clause (A) or (B), a transaction involving only Buyer and/or one or more of its controlled Affiliates.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a compound, product or therapy including activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell such compound, product or therapy.  When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.”

“Confidential Information” has the meaning set forth in the Confidentiality Agreement (excluding the last sentence of Section 2), provided that any reference to parties in the Confidentiality Agreement, including in reference to the terms “Recipient” or “Disclosing Party,” shall include the Parties to this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 20, 2018, by and between Seller and Buyer.

“Contract” means any legally binding contract, agreement, instrument, lease, license or commitment, together with any amendments, modifications and supplements thereto.

“Coordination Manager” has the meaning set forth in Section 9.6.

“Data Site” means the on-line data site made available to Buyer in connection with the acquisition of the Transferred Assets.

“Debtors” has the meaning set forth in the recitals.

“Development” or “Develop” means, with respect to a compound, product or therapy, any non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such compound, product or therapy, including completions of clinical trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.  For clarity, “Development” shall not include any Commercialization activities.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge, license, covenant, claim, interest or encumbrance of any nature whatsoever.

“Escrow Agent” has the meaning set forth in Section 3.1.

“Escrow Agreement” means that certain Escrow Agreement by and among the Escrow Agent, Seller and Buyer, dated as of July 25, 2019.

“Escrowed Funds” has the meaning set forth in Section 3.1.

“Exchange Act” has the meaning set forth in Section 5.3(a).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(c).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“FDA Confirmation Letter” has the meaning set forth in Section 11.2(c)(ii).

“FDA Foreign Equivalent” means (1) the National Medical Products Administration of China or any predecessor or successor thereto, (2) the Pharmaceutical and Medical Devices Agency of Japan or any predecessor or successor thereto, (3) the Ministry of Food and Drug Safety of Korea and any predecessor or successor thereto, and (4) the equivalent Regulatory Authority for the remainder of the Territory.

“FFDCA” has the meaning set forth in Section 5.8.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Execution and Delivery), Section 5.4 (Title to Transferred Assets) and Section 5.6 (Brokers) and of Buyer set forth in Section 6.1 (Buyer Organization; Good Standing), Section 6.2 (Authority; Execution and Delivery) and Section 6.4 (Brokers).

“Future Buyers” has the meaning set forth in Section 9.6.

“Governmental Entity” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including any governmental regulatory authority (national or foreign) or agency responsible for the grant of approval, clearance, qualification, licensing or permitting of any aspect of the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of any of the Products.

“IND” means an investigational new drug application filed with an applicable FDA Foreign Equivalent or other applicable Regulatory Authority with respect to a Product (or other compound, product or therapy).

“Indemnified Parties” has the meaning set forth in Section 13.2.

“Indemnified Party” has the meaning set forth in Section 13.2.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, including: (i) Patent Rights; (ii) trademarks, service marks and the goodwill associated therewith (“Marks”); (iii) all Internet domain names and social media accounts; (iv) all works of authorship, copyrights, database and design rights, mask work rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof, and software and databases related thereto; and (v) Know-How.

“Interest Rate” means 8% annually.

“Invention” means any invention and/or any Know-How, composition of matter, article of manufacture, method of manufacture, method of use or other subject matter, whether patentable or not.

“Inventory” means all inventories of active pharmaceutical ingredient, components, devices, packaging, commodities, work in progress and registration batches of each Product regardless of where said Inventory resides.

“Joint Written Instructions” means written instructions executed by Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto.

“KMFDS Confirmation Letter” means the letter to the Korean Ministry of Food and Drug Safety, substantially in the form attached hereto as Exhibit E.

“Know-How” means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.

“Knowledge” of Seller or Buyer, as the case may be, means all such facts, circumstances or other information, of which the applicable Persons listed on Schedule 1.1 is actually aware.

“Law” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or not, or determined or determinable.

“Losses” means any and all damages, losses, claims, judgments, penalties, costs and expenses (including reasonable and documented legal fees and expenses actually incurred in investigating and/or prosecuting any claim for indemnification).

“Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling any Product (or other compound, product or therapy) in any country.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any event, occurrence, development, circumstance, change, effect, condition or state of facts that has had or would reasonably be expected to have a materially adverse effect on (as applicable): (i) the Transferred Assets taken as a whole; or (ii) the ability of Seller to consummate the Transactions; provided, however, that a Material Adverse Effect will not include: (A) changes in economic conditions or financial, security, currency or credit markets in general or changes affecting the availability or cost of financing; (B) changes generally applicable to the pharma or healthcare industry; (C) changes in national or international social and political conditions, including any engagement in or escalation of war, civil unrest or other hostilities; (D) acts of God, hurricane, tornado, flood, earthquake, volcanic eruption or other natural disaster, pandemic, or any terrorist attacks, or any similar event, occurrence or circumstance; (E) changes in Law or interpretation or enforcement thereof or in applicable accounting standards, principles or interpretations; (F) the Transactions, the public announcement thereof and acts of competitors or loss or threatened loss or change in status of suppliers, customers, distributors, agents, licensors, or employees, or any litigation, to the extent relating thereto or resulting therefrom; (G) actions required under or in connection with this Agreement, or other actions taken or not taken at the request or with the consent of Buyer; (H) actions taken by Buyer or its Affiliates; (I) any failure to meet internal or external estimates of revenues, earnings or other financial projections or forecasts or business or strategic plans for any period (provided that the underlying facts and circumstances giving rise to such failure which are not otherwise listed in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred); (J) any matter disclosed in the Schedules or in any filings by Seller with the SEC or the Bankruptcy Court; or (K) any effect resulting from the filing of the Chapter 11 Cases and reasonably anticipated effects thereof; provided further, however, that any event, occurrence, development, circumstance, change, effect, condition or fact referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, circumstance, change, effect, condition or fact has a materially disproportionate effect on the Transferred Assets, taken as a whole, as compared to the effects on other participants in the same industry as the Products.

“NASDAQ” means NASDAQ Stock Market LLC.

“Non-Transferred Products” means any SUBSYS® product which is not in the Territory (including all strengths, doses and formulations).

“Order” means any order, judgment, injunction, restraint, ruling, writ, award or decree of any Governmental Entity.

“Outside Date” means June 1, 2020, or such other date as is mutually agreed upon by Buyer and Seller in writing.

“Party” has the meaning set forth in the preamble.

“Patent Assignments” means the patent assignment agreement pursuant to which Seller and its Affiliates, as applicable, assign to Buyer the Patent Rights, substantially in the form attached hereto as Exhibit C.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions

(including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing, and all rights under the Patent Cooperation Treaty, and any national rights emanating therefrom.

“Permitted Encumbrances” means: (i) Encumbrances imposed by Law (including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws to the extent the same are for obligations not yet due and payable); (ii) licenses of Intellectual Property consistent with past practice and in effect on the date of this Agreement, provided such licenses do not interfere with Buyer’s Development, registration, Commercialization or other exploitation of the Product in the Territory; and (iii) other Encumbrances which do not, individually or in the aggregate, materially interfere with the ownership, use or enjoyment of the applicable Transferred Asset.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral action, suit, hearing, litigation, proceeding (public or private), claim or investigation by or before a Governmental Entity.

“Product” or “Products” has the meaning set forth in the recitals. For the avoidance of doubt, Products do not include any products marketed or sold outside of the Territory.

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to persons, animals, property or business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or manufacture of the Products.

“Product License” has the meaning set forth in Section 9.9.

“Product Technology” means, as of the Closing Date, all Confidential Information, Inventions, and Intellectual Property, in each case, (i) relating to, or otherwise necessary for the Development, manufacturing, registration, Commercialization or other exploitation of the Products in the Territory to the extent arising under or protected under the Laws of any jurisdiction in the Territory; (ii) that are neither Patent Rights primarily related to the Non-Transferred Products nor the SUBSYS® Mark outside the Territory; and (iii) which are owned by Seller or its Affiliates or as to which Seller or its Affiliates have the right to grant licenses of the scope of the Product License without requirement of consent from, or payment of royalties to, any third party.

“Purchase Price” has the meaning set forth in Section 3.1.

“Regulatory Actions” has the meaning set forth in Section 8.1(c).

“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) granted by or received from any Regulatory Authority that are necessary for the Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a pharmaceutical product (including a Product) in a given jurisdiction.

“Regulatory Authority” means any counterpart of the FDA outside the United States, FDA Foreign Equivalent, or other Governmental Entity with authority over the Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a pharmaceutical product (including a Product) in the Territory, which may include the authority to grant the required reimbursement and pricing approvals for such sale.

“Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a Product (or other compound, product or therapy) made to or received from any Regulatory Authority in a given country, including INDs and the entire dossier filed with any Regulatory Authority.

“Representatives” means the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, investment bankers, financial advisors and other consultants and advisors) of the specified party hereto.

“Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the Transactions.

“Sales and Marketing Materials” shall mean with respect to the Products all sales aid materials, sales training materials, compliance training materials, printed and electronic sales materials, promotional pieces, computers, tablets and electronics, and any other electronic equipment utilized by sales representatives for Product detailing.

“Schedules” means, collectively, the Schedules referred to throughout this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.3(a).

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in the recitals.

“Seller Favored Right to Reference” has the meaning set forth in Section 9.11(a).

“Seller Names” shall mean the names, logos and trademarks of Seller and its Affiliates used with respect to the Products by Seller and its Affiliates prior to the Closing, except the Assigned Marks.

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, reasonably satisfactory in form to Buyer, as to the satisfaction of the conditions set forth in Section 11.2(a) and Section 11.2(b).

“Tax(es)” means all federal, state, local and foreign taxes and other assessments in the nature of taxes, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to and filed or required to be filed with a Taxing Authority in connection with any Taxes (including estimated Taxes).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Territory” means collectively, the Republic of Korea, Japan, China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam.

“Third-Party Claim” has the meaning set forth in Section 13.3(a).

“Trademark Assignments” means the assignment agreement pursuant to which Seller assigns to Buyer the Assigned Marks, substantially in the form attached hereto as Exhibit D.

“Transactions” has the meaning set forth in the recitals.

“Transfer of Technology” means a logical procedure, which is compliant with the World Health Organization’s Guidelines on Transfer of Technology in Pharmaceutical Manufacturing, for the transfer to Buyer of documented knowledge, professional expertise and experience related to the Product Technology.

“Transfer Taxes” has the meaning set forth in Section 3.3.

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Records” means, to the extent in the possession or control of Seller: (i) copies of all books and records, files and documents, including, but not limited to, general ledger and related source documents, copies of all marketing studies (if any), consultant reports, studies, surveys, analyses, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulation records (the “Books and Records”), in each case, to the extent exclusively related to the Products; (ii) Sales and Marketing Materials; (iii) Regulatory Filings and Regulatory Approvals; and (iv) copies of all Books and Records relating primarily to the Products which may be redacted to the extent not related to such Products; provided, that “Transferred Records” shall exclude (x) Tax Returns (including any work product related to such Tax Returns) and (y) any Books and Records to the extent required under applicable Law regarding privacy.

“U.S.”, “U.S.A.” or the “United States” means the United States of America and its territories and possessions.

“Willful Breach” has the meaning set forth in Section 12.2(a).

Section 1.2Interpretation

.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement.  Any reference to a Party includes such Party’s successors and permitted assigns.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  All references to any specific Law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Law thereof.  References to days mean calendar days unless otherwise specified.

Section 1.3Currency

.  All currency amounts referred to in this Agreement are in U.S. Dollars, unless otherwise specified.

ARTICLE II
SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1Purchase and Sale

.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, or shall cause its subsidiaries to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, all right, title and interest of Seller in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2Transferred Assets and Excluded Assets

.

(a)The term “Transferred Assets” means the following assets of Seller and its Affiliates primarily related to the Products in the Territory, as the same exist as of the Closing, excluding the Excluded Assets:

(i)the Assigned Intellectual Property;

(ii)the Assigned Marks;

(iii)the Product License;

(iv)the Transferred Records, and copies of all data or information in Seller’s possession relating to Know-How which is reasonably necessary for Buyer’s Development, manufacture, registration, Commercialization or other exploitation of the Products in the Territory (including for regulatory purposes); provided that Seller shall have continued access to such Transferred Records as are necessary to administer the Chapter 11 Cases and Seller may retain copies of any Transferred Records;

(v)the right in the Territory to enforce all Assigned Intellectual Property and the Assigned Marks;

(vi)the “Seller Favored Right to Reference”, as defined in, and granted pursuant to, the BTcP Pharma APA; and

(vii)all goodwill and other intangible assets in the Territory associated with the foregoing Transferred Assets.

(b)Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Transferred Assets (the “Excluded Assets”).  Excluded Assets include the following:

(i)all cash, cash equivalents, bank or other deposits or similar cash items of Seller and its Affiliates;

(ii)all portions of the Transferred Records to the extent not primarily related to the Product and all Transferred Records to the extent excluded in accordance with Laws related to privacy;

(iii)all Intellectual Property rights of Seller and its Affiliates, including all Intellectual Property rights under the BTcP Pharma APA (other than the Assigned Intellectual Property and Assigned Marks or otherwise constituting Transferred Assets);

(iv)any personnel and other files, records and documents pertaining to any employee or former employee of Seller and its Affiliates;

(v)any and all litigation Proceedings (except as provided in Section 2.2(a)(v)), avoidance Proceedings, insurance claims and/or proceeds, refunds and rebates in respect of insurance premiums, Taxes and other prepaid amounts, and Tax Returns (including any work product related to such Tax Returns);

(vi)the Inventory; and

(vii)all assets of Seller and its Affiliates that are not Transferred Assets.

(c)Buyer acknowledges and agrees that Seller may retain, solely for archival purposes, for purposes of administration of the Debtors’ Chapter 11 Cases, and for purposes of complying with Law and for legal and regulatory purposes, one copy of all or any part of all Books and Records and other documentation that Seller delivers to Buyer pursuant to this Agreement.

Section 2.3Assumed Liabilities and Excluded Liabilities

.

(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, become responsible for, pay, perform and otherwise discharge, in accordance with their respective terms, all Liabilities related to the Transferred Assets other than the Excluded Liabilities, including the following Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities arising from the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of the Products or the Product Technology by or on behalf of Buyer or otherwise in connection with the Territory that first come into existence on or after the Closing Date;

(ii)all necessary registration, maintenance, renewal and other relevant filing fees that first come into existence on or after the Closing Date that are required to maintain the Product Technology and the Assigned Intellectual Property and the Assigned Marks in full force and effect in the Territory;

(iii)all Liabilities for Taxes relating to the Transferred Assets for all taxable periods (or portions thereof) beginning on or after the Closing Date;

(iv)in accordance with ARTICLE III, all Liabilities for Transfer Taxes in connection with this Agreement;

(v)all Liabilities arising from any infringement claim or Proceeding brought by any third party, including any Governmental Entity, related to the Territory and arising from events first occurring on or after the Closing Date relating to the Transferred Assets;

(vi)all Liabilities arising from any invalidity claim or Proceeding brought or asserted against the Product Technology by any third party, including any Governmental Entity, related to the Territory and arising from events first occurring on or after the Closing Date;

(vii)all Liabilities relating to the Transferred Assets arising from any Governmental Entity action or notification filed by a Governmental Entity related to events first occurring on or after the Closing Date;

(viii)all Product Liabilities related to actions taken or events first occurring in the Territory on or after the Closing Date related to the Transferred Assets;

(ix)all Liabilities relating to amounts required to be paid by or obligations of Buyer hereunder;

(x)the “Buyer Favored Right to Reference”, as defined in, and granted pursuant to, the BTcP Pharma APA; and

(xi)all Liabilities arising from the enforcement of rights relating to the Product Technology transferred hereunder that first come into existence on or after the Closing Date.

(b)Buyer will not assume or be responsible or liable for any Liabilities of Seller or its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including Liabilities arising out of:

(i)the Excluded Assets;

(ii)the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of the Products or the Product Technology by Seller or its Affiliates, including, but not limited to, any fines, judgments, settlements or other liabilities owed by Seller or its Affiliates to the Department of Justice or other governmental authorities based on such activities, and including any Liabilities arising from Products that have been produced, manufactured, sold or otherwise Commercialized prior to the Closing Date;

(iii)the Inventory; and

(iv)Buyer being deemed to be a continuation of or a successor to Seller or its Affiliates as a result of the consummation of the Transactions, except with respect to any Assumed Liabilities or as otherwise set forth herein.

ARTICLE III
PURCHASE PRICE

Section 3.1Purchase Price

.  Upon the terms and subject to the conditions contained herein, Buyer shall pay to Seller in consideration for the Transferred Assets an amount in cash equal to the sum of $1,200,000 (collectively, the “Purchase Price”).  Buyer has, pursuant to the terms of the Escrow Agreement, deposited with Citibank, N.A., in its capacity as escrow agent (the “Escrow Agent”) the sum of $200,000 by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Buyer or Seller, in accordance with the provisions of this Agreement and the Escrow Agreement.  Pursuant to the Escrow Agreement, the Escrowed Funds (together with all accrued investment income thereon) shall be distributed as follows:

(a)if the Closing shall occur, the Escrowed Funds shall be released to Seller by the Escrow Agent at the Closing and applied towards the Purchase Price payable by Buyer to Seller under Section 3.2, and all accrued investment income thereon shall be delivered to Buyer at the Closing;

(b)if this Agreement is terminated by Seller pursuant to Section 12.1(e), the Escrowed Funds, together with all accrued investment income thereon, shall be delivered to Seller; or

(c)if this Agreement is terminated for any reason other than by Seller pursuant to Section 12.1(e), the Escrowed Funds, together with all accrued investment income thereon, shall in each case be returned to Buyer.

Section 3.2Closing Payments

.  Buyer shall pay to Seller at the Closing an amount in cash equal to the Purchase Price less the Escrowed Funds, which shall be released to Seller by the Escrow Agent at the Closing pursuant to Section 3.1(a).

Section 3.3Transfer Taxes

.  Any transfer, conveyance, sales, use, documentary, filing, recording, value added, stamp, registration and similar Taxes, fees, duties or governmental charges (including any interest and penalties thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer.  Each party shall use commercially reasonable efforts to claim any available exemption from such Transfer Taxes and to cooperate with the other party to obtain such exemption.  In addition, to the extent possible, Seller agrees to cooperate with Buyer and assign and transfer to Buyer any rights relating to any refunds of or credits related to Transfer Taxes and deliver to Buyer, to the extent actually received by Seller, any payments of refunds or credits related to Transfer Taxes.  The party responsible for filing any documents (including all Tax Returns) with respect to any Transfer Taxes under applicable Law shall timely file all such documents (including all Tax Returns) with the cooperation of the other party.

Section 3.4No Offset

.  Buyer’s obligations under this ARTICLE III shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement.

ARTICLE IV
THE CLOSING

Section 4.1Closing Date

.  The closing of the purchase and sale of the Transferred Assets (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 on the third (3rd) Business Day following the date on which all of the conditions to each party’s obligations under ARTICLE XI have been satisfied or (if permitted) waived, or at such other time, date and/or place as is mutually agreed to by the parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”).  The Closing will be deemed to occur as of 12:01 A.M., New York, New York, U.S.A. time on the Closing Date.

Section 4.2Transactions to Be Effected at the Closing

.  At the Closing:

(a)Seller shall execute and deliver or cause to be executed and delivered to Buyer each of the items referred to in Section 11.2(c), (d) and (e);

(b)Buyer shall, or if applicable, shall cause its Affiliate to, execute and deliver or cause to be executed and delivered to Seller each of the items referred to in Section 11.3(d); and

(c)Buyer shall pay to Seller the Purchase Price (less the Escrowed Funds, which shall be released to Seller by the Escrow Agent at the Closing pursuant to Section 3.1(a)) by wire transfer of immediately available funds, to the account or accounts designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 5.1Seller Organization; Good Standing

.  Seller is duly incorporated, validly existing and in good standing under the laws of Delaware.  Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the ownership or use of the Transferred Assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not cause a Material Adverse Effect.

Section 5.2Authority; Execution and Delivery

.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action of Seller.  This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer and the entry of the Sale Order) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Law affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).  When each other Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (and assuming the due authorization, execution and delivery by each other party thereto and the entry of the Sale Order), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Seller Board has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Seller and its relevant stakeholders; and (ii) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 5.3Consents; No Violations, Etc

.

(a)Other than the entry of the Sale Order (and the expiration of any applicable stay) and any filings, notices, reports, consents, registrations, approvals, permits or authorizations required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the NASDAQ, no filings, notices and/or reports are required to be made by Seller with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Seller from, any Governmental Entity (including any FDA Foreign Equivalent) in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) subject to the entry of the Sale Order, violate any Law applicable to Seller; (ii) conflict with any provision of the certificate of incorporation or bylaws of Seller; or (iii) subject to the entry of the Sale Order, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller under, or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to, any Contract to which Seller is a party or by which it is otherwise bound, including any Contract related to the Products, except for, with respect to the foregoing clause (iii), such conflicts which would not materially affect or materially interfere with Seller’s performance of its obligations hereunder or under any Ancillary Agreement.

Section 5.4Title to Transferred Assets

. Seller and its Affiliates have good and valid title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  The delivery to Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyer good and valid title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

Section 5.5Regulatory Issues

.

(a)None of Seller or any of its Affiliates has received any written notice that the FDA, any other Regulatory Authority or any other Governmental Entity with jurisdiction over the Products has commenced or will commence any action to: (i) withdraw any Regulatory Approval; (ii) enjoin, terminate, or suspend production, marketing, sale or distribution of the Products; or (iii) issue or require recalls, safety alerts, detentions or seizures of the Products.

(b)The Products currently are being manufactured and marketed in compliance in all material respects with all requirements under applicable Laws as of the date hereof.

(c)Seller has made all material notifications, submissions and reports required by the FDA or any other Regulatory Authority, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning or untitled letter, or other notice, response, or commitment made to or with the FDA or any other Regulatory Authority in relation to the Products and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any other Regulatory Authority.

(d)Since January 1, 2018, all material Product fees have been timely paid to Regulatory Authorities by Seller prior to the Closing Date with respect to the Products in the United States and its territories.

Section 5.6Brokers

.  Seller will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Seller or any of its Affiliates.

Section 5.7Intellectual Property

.

(a)Schedule 5.7(a) sets forth, as of the date of this Agreement, a list of all assigned Intellectual Property (the “Assigned Intellectual Property”), including for each such registered item, as applicable: (i) the registration or application number for each item of registered Assigned Intellectual Property; (ii) the owner of record; (iii) the registration date, as applicable; and (iv) the jurisdiction in which each such item of registered Assigned Intellectual Property has been issued or registered.  With respect to each item of registered Assigned Intellectual Property (x) such item is subsisting, and to Seller’s Knowledge, valid and enforceable and (y) all necessary fees due and documents and recordations with the relevant Governmental Entity in connection therewith have been paid and filed for the purposes of prosecuting, perfecting and maintaining such item.

(b)No item of registered Assigned Intellectual Property is subject to any outstanding order, judgment or decree imposing restrictions on the ownership, validity, or enforceability of such registered Assigned Intellectual Property, other than those that would not cause a Material Adverse Effect.

(c)Seller and its subsidiaries own all registered Assigned Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances.

(d)As of the date hereof, there is no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) against Seller before any Governmental Entity alleging that the conduct of the manufacture and sale of the Products in the Territory constitutes infringement, misappropriation or other violation of any material Intellectual Property rights of any third party.  Except as disclosed in Schedule 5.7(d), as of the date hereof: (i) since January 1, 2018 none of Seller or its Affiliates has received any written notice that remains unresolved from any third party challenging the validity, enforceability or ownership of any of the registered Assigned Intellectual Property; and (ii) to Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating any of the Intellectual Property owned by Seller, including the registered Assigned Intellectual Property.

(e)Notwithstanding anything to the contrary, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property rights specifically addressed in this Section 5.7 are those set out in this Section 5.7, and no other representation or warranty is given in relation to such matters.

(f)Seller has no objection and will not object to Buyer registering domain names that include the term SUBSYS, either in whole or in part, with the applicable country extensions, solely for each of the countries in the Territory (e.g. China (.cn), Japan (.jp), Korea (.kr), etc.).

Section 5.8Absence of Debarment

.  Except as has been disclosed in writing to Buyer on or prior to the date hereof, none of Seller, its directors, managers, officers, employees, agents, consultants or any other Person employed or retained by Seller has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 5.9No Other Representations

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES) OR IN THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED ASSETS OR ANY OF THE PRODUCTS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1Buyer Organization; Good Standing

.  Buyer is duly incorporated, validly existing and in good standing under the laws of the Republic of Korea.  Buyer has the requisite corporate power and authority to carry on its business as it is currently being conducted.  Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the Transactions.

Section 6.2Authority; Execution and Delivery

.  Buyer has full corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action of Buyer.  This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.  When each other Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (and assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Buyer Board has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 6.3Consents; No Violations, Etc

.

(a)Except for compliance with the applicable requirements of the Sale Order and the Bidding Procedures Order, no filings, notices and/or reports are required to be made by Buyer with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer from, any Governmental Entity (including any FDA Foreign Equivalent) in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a material adverse effect on Buyer or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) violate any Law applicable to Buyer; (ii) conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; or (iii) result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Buyer under, or result in the creation of any Encumbrance on any of the Transferred Assets or the assets related thereto, or any of the Products, pursuant to any Contract to which Buyer is a party or by which it is otherwise bound, except for, with respect to the foregoing clause (iii), such conflicts which would not materially affect or materially interfere with Buyer’s performance of its obligations hereunder or under any Ancillary Agreement.

Section 6.4Brokers

.  Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Buyer or any of its Affiliates.

Section 6.5Availability of Funds

.  Buyer and its Affiliates have, and at Closing shall have, sufficient cash, financial resources and credit to pay the Purchase Price, to make any other necessary payment contemplated by this Agreement or any of the Ancillary Agreements to be made at Closing, including fees and expenses in connection with the consummation of the Transactions, and to perform all of their obligations contemplated by this Agreement and the Ancillary Agreements to be performed at Closing.  Buyer acknowledges that the obligations of Buyer and its Affiliates to consummate the Transactions are not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction.

Section 6.6Bankruptcy

.  There are no bankruptcy, reorganization or insolvency proceedings pending against, being contemplated by or, to the knowledge of Buyer, threatened against, Buyer.

Section 6.7Absence of Debarment

.  Except as has been disclosed in writing to Seller on or prior to the date hereof, none of Buyer, its officers, employees, agents, consultants or any other Person employed or retained by Buyer has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the FFDCA, 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 6.8No Seller Warranty; Disclaimer of Other Representations and Warranties

.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSFERRED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TRANSFERRED ASSETS, SELLER OR SELLER’S AFFILIATES, FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER.

ARTICLE VII
BANKRUPTCY COURT MATTERS

Section 7.1Bankruptcy Court Approval

.  This Agreement is subject to approval by the Bankruptcy Court.  In addition, Seller shall have the right to perform any and all other acts which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law.

Section 7.2Bankruptcy Court Filings

.  Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the

Bankruptcy Code.  Buyer shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder.  In the event the entry of the Sale Order shall be appealed, Seller and Buyer shall use their respective reasonable best efforts to defend such appeal.

ARTICLE VIII
CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS

Section 8.1Filings; Other Actions; Notification and Cooperation

.

(a)Seller and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as possible, and in no event later than the Outside Date, including: (i) preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions; (ii) satisfying the conditions to consummating the Transactions; (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iv) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)Buyer and Seller shall cooperate and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Outside Date.  No party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Entity in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 8.1 without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.  In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Entity relating to the matters that are the subject of this Section 8.1; (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such party shall provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) such party shall consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable.  Notwithstanding the foregoing, materials provided pursuant to this Section 8.1 may be reasonably redacted as necessary to address reasonable privilege concerns.

(c)In furtherance and not in limitation of the covenants of the parties contained in this Section 8.1, Buyer, including its Affiliates, shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with any applicable Antitrust Laws with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions.  For the purposes of this Section 8.1, “best efforts” shall include taking any and all commercially reasonable actions (such actions, the “Regulatory Actions”) necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions as expeditiously as possible and in no event later than the Outside Date, including: (x) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Lien, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Buyer, its Affiliates, the Transferred Assets or any of the Products; or (y) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any action or agreeing to any remedies, terms or conditions in connection with its obligations under this Section 8.1 provided that those actions, remedies, terms or conditions are conditioned on the consummation of the Transactions contemplated by this Agreement.

(d)In furtherance and not in limitation of the covenants of the parties contained in this Section 8.1, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Seller and Buyer shall use best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e)Information.  Seller and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any third party or any Governmental Entity in connection with the Transactions, all of which information shall be true and correct when provided; provided that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel.

(f)Status.  Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates from any third party or any Governmental Entity with respect to the Transactions, other than immaterial communications.

(g)Fees.  Buyer shall bear the cost of any filing fee payable to a Governmental Entity in connection with any filings made under this Section 8.1.

Section 8.2Covenants Regarding Information

.  Seller shall, and shall use its reasonable best efforts to cause its Affiliates to, until the earlier of the Closing Date and the date this Agreement is terminated pursuant to the terms hereof, afford Buyer and its Representatives reasonable access (including for inspection and copying, at Buyer’s expense) at all reasonable times to the Transferred Assets and Seller’s Representatives, and the Books and Records relating to the Transferred Assets and the Products, and shall, and shall use its reasonable best efforts to cause its Affiliates to, furnish Buyer with such financial, operating and other data and information in connection with the Transferred Assets and the Products as Buyer may reasonably request; provided that any such access or furnishing of information shall be in accordance with applicable Law, at Buyer’s expense, under the supervision of Seller’s or its Affiliates’ personnel, and in such manner as not to interfere unreasonably with the businesses, personnel or operations of Seller or any of its Affiliates; provided, further, that (A) Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld or delayed) and other than as permitted by Section 8.4 and Section 9.12, contact any customer, client, vendor, employee, supplier or competitor of Seller relating to the Products, (B) the auditors and accountants of Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person, and (C) Seller shall be entitled to restrict such access, (x) as determined, in its respective reasonable discretion, to be appropriate to ensure compliance with any Law and (y) to preserve any applicable attorney client privilege and to comply with contractual confidentiality obligations.

Section 8.3Regulatory Reporting.

  If required under applicable Law, Buyer shall make as promptly as practicable after the date of this Agreement any necessary reporting to the Bank of Korea under the Foreign Exchange Transactions Act of Korea in respect of the Transactions.

Section 8.4Agreement with Aptargroup

.  At Buyer’s request prior to Closing, Seller shall use reasonable best efforts to provide information and assistance to Buyer in connection with Buyer seeking to enter into a supply, development and licensing agreement with Aptargroup, Inc. (“Aptargroup”).  In accordance with Section 8.2, Seller hereby consents to Buyer contacting Aptargroup for purposes of negotiating and entering into such a supply, development and licensing agreement.

ARTICLE IX
CERTAIN OTHER COVENANTS AND AGREEMENTS

Section 9.1Books and Records

.  For a period of six (6) years after the Closing, Buyer shall: (a) retain the Transferred Records and all other books and records related to the Transferred Assets, the Assumed Liabilities and the business related to any of the Products held by Buyer or any of its Affiliates; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, in connection with any Proceeding, or in connection with the administration of the Chapter 11 Cases, and to any and all books and records relating to any Purchase Price payments or any related reports, including all documents, work papers, schedules, memoranda, and records used by or prepared by Buyer or its Representatives in preparing any such reports, together with any other information related thereto which Seller may reasonably request.  For the avoidance of doubt, in connection with any reasonable business purpose, including in connection with administering, or satisfying the Debtors’ obligations in connection with administering, the Chapter 11 Cases, Buyer shall afford the Debtors access to the Transferred Records and all other books and records related to the Transferred Assets and the Products.  Notwithstanding anything herein to the contrary, any Transferred Records that are owned by Seller but not in its possession or control as of the Closing Date shall not be physically delivered to Buyer at the Closing; provided, however, Seller shall disclose the location and custodian (with contact information) of the Transferred Records not delivered to Buyer at the Closing.  Any such Transferred Records shall be delivered to Buyer as soon as practicable after such time, if any, that Seller comes in possession or control of such Transferred Records.

Section 9.2Assumption of Regulatory Commitments

.  As between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, marketing, handling, offering for sale or sale of the Products by or on behalf of Buyer after the Closing.  From and after the Closing Date, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Regulatory Authority or other Governmental Entity involving the Transferred Assets and any of the Products, to the extent arising from or relating to any of the Products being Researched, Developed, registered, manufactured, made (including formulation), have made, used or Commercialized by Buyer after the Closing Date.

Section 9.3Intellectual Property

.  Seller shall, or shall cause its subsidiary, Insys Pharma, Inc. (as applicable), to execute and deliver the applicable assignment agreement(s) to transfer and assign its right, title and interest in any Patent Rights, including the Assigned Intellectual Property, that constitute Transferred Assets. In addition, during the three (3) month period following the Closing Date, if either Party becomes aware of any Product Technology which should have been (a) retained by Seller or its Affiliate, but is instead transferred to Buyer or its Affiliates, or (b) transferred to Buyer or its Affiliates, but is instead retained by Seller or its Affiliate, then such Parties shall: (i) promptly notify the other Party hereto; (ii) execute all instruments, agreements or documents as may be reasonably necessary for the purpose of transferring such Product Technology to such other Party; and (iii) use commercially reasonable efforts to do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant interest in such Product Technology in such other Party.

Section 9.4Confidentiality

.  Notwithstanding anything to the contrary contained in the Confidentiality Agreement: (i) Buyer shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby, including all Confidential Information, pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect and shall not be terminated until the earlier to occur of: (A) two (2) years following the date this Agreement is terminated; and (B) two (2) years following the date the last Purchase Price payment is made (the “CA Termination Date”), at which time such Confidentiality Agreement and the obligations of the parties thereunder shall terminate; and (ii) Buyer shall not be permitted to, and shall cause its Affiliates not to, terminate the Confidentiality Agreement prior to the CA

Termination Date; provided, however, that notwithstanding the foregoing, each of Buyer and Seller and their respective Affiliates and Representatives is expressly permitted to provide any information, knowledge or data that is necessary for Research, Development, registration, manufacture, making, formulating, use and Commercialization of the Product or requested by a Governmental Entity in connection with any consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained in order to consummate the Transactions; and provided, further, that Seller and its Affiliates and Representatives shall be permitted to make any disclosures of documents and information, including Confidential Information, to any Persons as they deem necessary, advisable or appropriate in connection with the administration of the Chapter 11 Cases; and provided, further, that Buyer and its Affiliates and Representatives shall be permitted following the Closing to make any disclosures of documents and information constituting Transferred Assets, including Confidential Information relating exclusively to the Transferred Assets, in connection with the development, manufacturing, distribution and sale of the Products in the Territory.

Section 9.5Trade Notification; Use of Seller Names.

  Seller and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other.  Buyer acknowledges and agrees that all right, title and interest in and to the Seller Names are owned exclusively by Seller and that Buyer shall have no right to use such Seller Names.

Section 9.6Coordination.

  Immediately after the Closing Date, each of Buyer and Seller shall (or Seller shall seek to obligate any entities which may in the future control any or all Non-Transferred Products (“Future Buyers”) in its place to) appoint one (1) individual to act as a liaison for such party in connection with coordinating certain activities contemplated by this Agreement (each, a “Coordination Manager”). Given that after the Closing Date, Seller or any Future Buyers will own rights related to the Non-Transferred Products and Buyer will own rights related to the Products in the Territory, activities that may be the subject of such coordination shall include: regulatory and compliance matters under this ARTICLE IX and Section 14.15, and health and safety matters under Section 9.8. The Coordination Managers may meet no less frequently than once per calendar quarter, and may meet in person or by means of teleconference, videoconference or other similar means.

Section 9.7Development Communications.

  Through the oversight of the Coordination Managers as provided in Section 9.6, immediately after the Closing Date, each of Buyer and Seller shall (or Seller shall seek to obligate any Future Buyers to) establish, hold, and maintain the global safety database for the Products and Non-Transferred Products with respect to and in order to share information on adverse events concerning the Products and Non-Transferred Products, as and to the extent required by applicable Law.

Section 9.8Pharmacovigilance.

  Upon request of either of Buyer, Seller, or any Future Buyers, Buyer and such counterparties, as applicable, shall use commercially reasonable efforts to negotiate and agree on any additional agreements necessary for the development of the Products, Non-Transferred Products or drug safety requirements with respect to the Products or Non-Transferred Products, including a pharmacovigilance agreement, the terms of which shall become effective at such future date that such parties mutually agree upon.

Section 9.9License to Product Technology.

  Seller hereby grants on behalf of itself (and shall seek to obligate Future Buyers to grant) to Buyer an exclusive, even as to Seller, perpetual, irrevocable, freely-transferable, fully-paid license under all Product Technology to make, have made, use, sell and otherwise exploit the Products in the Territory (the “Product License”); provided, however, Buyer hereby covenants that it will not exercise the Product License until after the Closing Date.  For the avoidance of doubt, at the Closing, the Assigned Intellectual Property shall be transferred and assigned to, and shall be owned by, Buyer.

Section 9.10Manufacturing Inside and Outside the Territory.

  Effective on the Closing Date: (a) Buyer hereby grants to Seller, and shall grant to any Future Buyers, a perpetual, irrevocable, fully-paid license (with the free right to sublicense through multiple tiers) under the Product Technology to manufacture the Non-Transferred Products in the Territory solely for sale outside the Territory; and (b) Seller hereby grants on behalf of itself (and shall seek to obligate any Future Buyers to grant) to Buyer, a perpetual, irrevocable, fully-paid license (with the free right to sublicense through multiple tiers) under all Confidential Information, Inventions, and Intellectual Property owned by Seller or Future Buyers to manufacture the Products outside the Territory solely for sale in the Territory.

Section 9.11Right to Reference.

(a)From and after the Closing Date, Buyer hereby grants to Seller, and shall grant to any Future Buyers, the right to reference any Regulatory Filings or Regulatory Approvals in the Territory for any of the Products which are registered as of the Closing Date in support of Regulatory Filings and Regulatory Approvals for Non-Transferred Products outside the Territory (the “Seller Favored Right to Reference”); provided, that Seller may assign the Seller Favored Right to Reference (in whole or in part) to any Future Buyers for the relevant territory of such Future Buyers’ Non-Transferred Products.  Notwithstanding the foregoing, a grant of the Seller Favored Right to Reference by Buyer, or an assignment of the Seller Favored Right to Reference by Seller, to any Future Buyers shall become effective upon the assignment of the reciprocal Buyer Favored Right to Reference to Buyer as set forth in Section 9.11(b). Buyer shall execute any documents and make such further assurances as may be reasonably necessary to secure such right for Seller or Future Buyers; provided, that, except as otherwise provided in this Agreement, Seller shall continue to treat such information confidentially and shall not disclose or reference such information in a public manner that could result in a disclosure of Seller’s or Buyer’s Know-How.

(b)Effective on the Closing Date, Seller hereby grants on behalf of itself (and shall seek to obligate any Future Buyers to grant) to Buyer, the right to reference any Regulatory Filings or Regulatory Approvals outside the Territory for any of the Non-Transferred Products which are registered as of the Closing Date in support of Regulatory Filings and Regulatory Approvals for Products inside the Territory (the “Buyer Favored Right to Reference”), provided, that Buyer shall assign all of its rights and obligations under the Buyer Favored Right to Reference to the Future Buyers with respect to the Regulatory Filings or Regulatory Approvals sold to such Future Buyers. Seller shall, until the consummation of a sale of any Non-Transferred Products, and shall seek to obligate any Future Buyers to, execute any documents and make such further assurances as may be reasonably necessary to secure such right for Buyer; provided, that Buyer shall continue to treat such information confidentially and shall not disclose or reference such information in a public manner that could result in a disclosure of Buyer’s or Seller’s Know-How.

Section 9.12Transfer of Technology.

  Seller shall (a) use reasonable best efforts to provide information and reasonable assistance to Buyer in connection with Buyer seeking to enter into an agreement (i) with the buyer under the BTcP Pharma APA for the Transfer of Technology and (ii) with third parties (including Renaissance Lakewood, LLC) involved in the manufacture or production of the Product, in each case as necessary for the Development, manufacture, registration, Commercialization or other exploitation of the Products in the Territory, and (b) seek to obligate the buyer under the BTcP Pharma APA to enter into such an agreement for such Transfer of Technology.  Seller hereby consents to Buyer contacting the buyer under the BTcP Pharma APA and third parties (including Renaissance Lakewood, LLC) involved in the manufacture or production of the Product for purposes of negotiating and entering into such an agreement for the Transfer of Technology and obtaining all information and reasonable assistance necessary to effectuate such an agreement.

Section 9.13Transition.

  Seller shall use reasonable efforts to make its key personnel that are knowledgeable in operational, maintenance and engineering matters with respect to the Transferred Assets, to the extent such personnel remain employees of Seller, reasonably available to Buyer for a period of up to three (3) months after the Closing Date; provided, that in connection with making such personnel available, Buyer shall reimburse Seller for all of Seller’s costs and expenses, and Seller shall permit Buyer to request that specific key personnel and/or subject matter experts be made available to Buyer.

ARTICLE X
[RESERVED]

ARTICLE XI
CONDITIONS PRECEDENT

Section 11.1Conditions to Each Party’s Obligations

.  The obligations of Buyer to consummate the Transactions and the obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of the following conditions:

(a)No Law or Order.  There shall not be in effect any Law or Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(b)Regulatory Reporting.  If required in order for Buyer to consummate the Transactions under applicable Law, Buyer shall have made the necessary reporting to and received an acceptance from the Bank of Korea under the Foreign Exchange Transactions Act of Korea in respect of the Transactions.

(c)Sale Order.  The Bankruptcy Court shall have entered the Sale Order, and such order shall be in full force and effect.

Section 11.2Conditions to the Obligations of Buyer

.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Seller shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date) and (ii) all other representations and warranties of Seller contained in ARTICLE V (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a Material Adverse Effect.

(b)Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Regulatory Documents.  Seller shall have delivered to Buyer: (i) copies of the Regulatory Approvals and Regulatory Filings for the Products; (ii) a notarized letter substantially in the form attached hereto as Exhibit F (the “FDA Confirmation Letter”); and (iii) the KMFDS Confirmation Letter.

(d)Acknowledgment by Future Buyers.  Seller shall have delivered to Buyer an acknowledgment duly executed by the Future Buyers existing as of the Closing Date confirming and acknowledging their rights and obligations under Sections 9.6 through 9.12 hereunder, as applicable, as a successor and permitted assignee of Seller.

(e)Other Deliveries. Seller and its Affiliates, as applicable, shall have duly executed and delivered to Buyer, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Seller Officer’s Certificate; and (iii) Joint Written Instructions, duly executed by Seller, directing the Escrow Agent to deliver to Seller the Escrowed Funds in accordance with Section 3.1(a).

Section 11.3Conditions to the Obligations of Seller

.  The obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Buyer shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date) and (ii) all other representations and warranties of Buyer contained in ARTICLE VI (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a material adverse effect on the ability of Buyer to consummate the Transactions.

(b)Performance of Obligations of Buyer.  Buyer shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Purchase Price.  Buyer shall have delivered to Seller evidence of Buyer’s payment to Seller of the Purchase Price (less the Escrowed Funds).

(d)Deliveries.  Buyer shall have, and Buyer shall have caused its applicable Affiliates to have, duly executed and delivered to Seller, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Buyer Officer’s Certificate; and (iii) Joint Written Instructions, duly executed by Buyer, directing the Escrow Agent to deliver to Seller the Escrowed Funds in accordance with Section 3.1(a).

ARTICLE XII
TERMINATION, AMENDMENT AND WAIVER

Section 12.1Termination

.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller if any of the conditions set forth in Section 11.1 or Section 11.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Seller;

(c)by Buyer if any of the conditions set forth in Section 11.1 or Section 11.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Buyer;

(d)by Seller or Buyer if:

(i)the Closing shall not have occurred on or prior to the Outside Date or such later date as may be agreed to in writing by the Parties;

(ii)any Law or Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of Transactions shall have become final and non-appealable; or

(iii)subject to the limitations set forth in the Bidding Procedures Order and Section 7.3, (A) the Bankruptcy Court enters an order approving a higher or better competing bid or (B) the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement;

(e)by Seller, if Buyer shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Buyer, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 11.3; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Seller’s delivery of written notice to Buyer of such breach or failure to perform; and (iii) has not been waived by Seller; or

(f)by Buyer, if Seller shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Seller, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 11.2; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Buyer’s delivery of written notice to Seller of such breach or failure to perform; and (iii) has not been waived by Buyer;

provided, however, that the right to terminate this Agreement pursuant to Section 12.1(d), Section 12.1(e) or Section 12.1(f) shall not be available to any party that has breached in any material respect any of its representations, warranties, covenants, agreements or obligations under this Agreement.

Section 12.2Effect of Termination and Abandonment

.

(a)In the event of termination of this Agreement and the abandonment of the Transactions pursuant to Section 12.1, this Agreement (other than as set forth in this Section 12.2, Section 13.1 and ARTICLE XIV) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, that no such termination shall relieve any party hereto from any liability for damages resulting from the Willful Breach prior to such termination by any party hereto.  As used in this Agreement, “Willful Breach” means either: (i) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement; or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE XI (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Transactions in accordance with Section 4.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

(b)Notwithstanding Section 12.2(a), in the event of a termination of this Agreement pursuant to Section 12.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Seller an amount equal to the Escrowed Funds plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).  Buyer acknowledges that the agreements contained in this Section 12.2(b) are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement; accordingly, if Buyer fails to deliver such Joint Written Instructions or pay any amount due pursuant to this Section 12.2(b) and, in order to obtain the payment, Seller commences a Proceeding which results in a judgment against Buyer for any payment set forth in this Section 12.2(b), Buyer shall pay Seller its costs and expenses (including attorneys’ fees and disbursements) in connection with such Proceeding, together with interest on such payment at the Interest Rate (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received.  Buyer agrees that Seller may seek any other remedies at Law or equity arising from Buyer’s breach of this Agreement, including any remedies available pursuant to the terms of this Agreement or at Law, notwithstanding Seller’s receipt of the Escrowed Funds.

(c)Notwithstanding Section 12.2(a) and subject to Section 12.2(b), in the event of a termination of this Agreement other than pursuant to Section 12.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the Escrowed Funds plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).

(d)In the event of termination of this Agreement pursuant to Section 12.1: (A) Buyer shall return or destroy all documents and other material received from Seller relating to Seller and its Affiliates, the Products, the Transferred Assets or the Transactions, whether so obtained before or after the execution hereof, to Seller; and (B) all confidential information received by Buyer with respect to Seller and its Affiliates, the Products, the Transferred Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement remaining in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement.

ARTICLE XIII
INDEMNIFICATION

Section 13.1Survival

.  All representations and warranties contained herein or made pursuant hereto shall not survive the Closing, and neither Seller nor Buyer shall have any liability to each other after the Closing for any breach thereof. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein.

Section 13.2Indemnification by Buyer

.  Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and its and their respective shareholders, managers, members, partners, directors, officers, employees, agents, Representatives, successors, permitted assigns, heirs and legal representatives (the “Indemnified Parties” and each, an “Indemnified Party”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)any breach by Buyer of any of its covenants, agreements or obligations contained in ARTICLE III (Purchase Price) or ARTICLE IX (Certain Other Covenants and Agreements) of this Agreement; and

(b)all obligations in respect of or arising out of the Transferred Assets and the Products first coming into existence on and after the Closing.

Section 13.3Procedure

.

(a)In order for any Person to be entitled to any indemnification provided for under this ARTICLE XIII in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against an Indemnified Party (a “Third-Party Claim”), such Indemnified

Party must notify the indemnifying party in writing of the Third-Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim (or sooner, to the extent the nature of the Third-Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third-Party Claim.

(b)If a Third-Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled at its election and its cost to assume the defense of such Third-Party Claim with counsel selected by the indemnifying party.  If the indemnifying party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying party; provided that the indemnifying party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third-Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying party in writing.  If the indemnifying party does not assume such defense, and for any period during which the indemnifying party has not assumed such defense, the indemnifying party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third-Party Claim) employed (and reasonably acceptable to the indemnifying party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement).  If the indemnifying party chooses to defend a Third-Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying party in such defense or prosecution.

(c)Notwithstanding anything to the contrary in this Section 13.3, no party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third-Party Claim other than for money damages only without the prior written consent of the other party, subject to such party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third-Party Claim.

(d)In the event an Indemnified Party has a claim against an indemnifying party under Section 13.2 that does not involve a Third-Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  The Indemnified Party and the indemnifying party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period.

Section 13.4Tax Treatment of Indemnification Payments

.  Seller and Buyer agree to treat any indemnification payment made pursuant to this ARTICLE XIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.1Expenses

.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 14.2Further Assurances and Actions

.  Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the Transactions.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transactions.

Section 14.3Notices

.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, (c) three (3) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below or (d) upon transmission if sent via e-mail, with an additional copy being sent promptly by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

If to Seller, to:

Insys Therapeutics, Inc.
410 S. Benson Lane
Chandler, AZ 85224
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:Frederick S. Green
Ronit Berkovich
Email: Frederick.Green@weil.com
            Ronit.Berkovich@weil.com

if to Buyer, to:

Pharmbio Korea, Inc.

36 Cheomdansaneop 9-ro, Daesowon-myeon

Chungju-si, Chungcheongbuk-do, 27466 KOREA

Attention:Wan Ju Kim

E-mail:wan-ju.kim@pharmbio.co.kr

Telephone:  +(82) 2 587 2551

Facsimile:  +(82) 2 523 9784

with copies (which shall not constitute notice) to:

Chapman & Cutler LLP

1270 Avenue of the Americas, 30th Floor

New York, NY 10020-1708

Attention:	Joon P. Hong, Esq.
E-mail:	joonhong@chapman.com
Telephone:	(212) 655 2537
Facsimile:	(212) 655 2538

         - and –

Lee & Ko

Hajin Building

63 Namedaemun-ro, Jung-gu

Seoul 04532, Korea

Attention:	Byung Hwa Lee, Esq.
E-mail:	lbh@leeko.com
Telephone:	+(82) 2 6386 6670
Facsimile:	+(82) 2 772 4001

Section 14.4Headings

.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 14.5Severability

.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the parties hereto will use their reasonable best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties hereto.

Section 14.6Counterparts

.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 14.7Entire Agreement; No Third-Party Beneficiaries

.  This Agreement, the Ancillary Agreements and Schedules hereto and, as modified pursuant to the terms herein, the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.  Except as provided in ARTICLE XIII, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

Section 14.8Governing Law; English Language

.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 14.8, except to the extent that the Laws of such state are superseded by the Bankruptcy Code.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

Section 14.9Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury

.

(a)Without limiting Buyer’s or Seller’s right to appeal any order of the Bankruptcy Court: (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions; and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.3; provided, however, that if the Chapter 11 Cases have closed, Buyer and Seller agree to unconditionally and irrevocably submit to the exclusive jurisdiction of: (i) the Bankruptcy Court upon a motion to reopen the Chapter 11 Cases; or (ii) if the Bankruptcy Court rejects such motion, the United States District Court for the District of Delaware sitting in New Castle County and any appellate court therefrom, for the resolution of any such claim or dispute.  Buyer and Seller hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Buyer and Seller hereby agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of Buyer and Seller hereby consents to process being served by the other party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 14.3.

(c)EACH OF BUYER AND SELLER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.10Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at Law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

Section 14.11Publicity

.  Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the Transactions or any of the terms and conditions hereof without the prior written consent of the other party hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the Transactions that in the view of such party’s counsel may be required by Law, by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, or by the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure, to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure in a manner consistent with any such applicable Law or Bankruptcy Court requirement.

Section 14.12Assignment; Successors and Assigns

.

(a)Until such time as any and all Purchase Price payments have been finally determined pursuant to Article III and made to Seller, Buyer shall not, without the prior written consent of Seller: (i) assign its rights or obligations under this Agreement; and (ii) cause or permit to occur a Change of Control, and a Change of Control shall constitute an event of default under this Agreement.  Notwithstanding the foregoing, Seller shall be permitted at any time, without the consent of Buyer, to assign any of its rights and obligations under this Agreement, including the right to receive any portion of the Purchase Price and the right to enforce this Agreement, to any Person.  Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement.  For the avoidance of doubt, no assignment by Buyer or its successor or permitted assign will relieve such party of its responsibility for the performance of any and all obligations hereunder.

(b)This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.13Amendments and Waivers

.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

Section 14.14Reasonable Best Efforts

.  For purposes of this Agreement, the respective obligations to use “reasonable best efforts” of each party hereto to cause its Affiliates to take action (or to refrain from taking action) shall mean such party’s: (i) taking commercially reasonable steps under the circumstances to enforce its contractual rights; and (ii) making commercially reasonable requests of its Affiliates to take action (or to refrain from taking action).  In no event shall “reasonable best efforts” of either party hereto require such party to commence any litigation or arbitration proceedings against its Affiliates or make any material payment (except to the extent advanced, assured or agreed in advance to be reimbursed by the other party hereto), incur any material obligation or grant any material concession.

Section 14.15Compliance with Law

.  Each party shall perform its obligations under this Agreement in accordance with all applicable Laws.  No party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Laws.

Section 14.16Construction

.  The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

INSYS THERAPEUTICS, INC.
By: /s/ Andrece Housley Name: Andrece Housley Title: Chief Financial Officer

[Signature Page to Arizona Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

PHARMBIO KOREA, INC.
By: /s/ Bong Kil NAM Name: Bong Kil NAM Title: Representative Director

[Signature Page to Arizona Asset Purchase Agreement]

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [●], 2019 (this “Agreement”), is entered into by and between Insys Therapeutics, Inc., a Delaware corporation (“Seller”), and Pharmbio Korea, Inc., a company organized under the laws of the Republic of Korea (“Buyer”).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of September [●], 2019 (the “Purchase Agreement”), providing for, among other things, the sale and assignment by Seller to Buyer of the Transferred Assets and the assumption by Buyer of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Purchase Agreement, Seller and Buyer have agreed to enter into this Agreement, providing for (a) the assignment from Seller to Buyer of all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing, on and subject to the terms of the Purchase Agreement, and (b) the acceptance by Buyer of such assignment, and the assumption by Buyer of (i) all obligations to be performed by Seller under the Purchased Contracts on and after the Closing Date and (ii) the other Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Assignment.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing.

2.Acceptance and Assumption.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Buyer hereby (a) purchases and accepts the assignment, transfer and conveyance of Seller’s right, title and interests in, under and to the Purchased Contracts; (b) unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Seller and its successors and assigns completely and forever from, all obligations and liabilities of any kind arising out of, or required to be performed under, such assigned Purchased Contracts from and after the Closing; and (c) unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Seller and its successors and assigns completely and forever from, all of the Assumed Liabilities and all obligations and liabilities of any kind arising out of Buyer’s assumption of the Assumed Liabilities.

3.Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.Conflict.  Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5.Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

6.Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

7.Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Insys Therapeutics, Inc.

By:
Name:
Title:

PHARMBIO KOREA, INC.

By:
Name:
Title:

Exhibit B

FORM OF BILL OF SALE

This BILL OF SALE, dated as of [●], 2019 (this “Bill of Sale”), is made and delivered by Insys Therapeutics, Inc., a Delaware corporation (“Seller”), for the benefit of Pharmbio Korea, Inc., a company organized under the laws of the Republic of Korea (“Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of September [●], 2019 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Buyer of the Transferred Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Purchase Agreement:

1.Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Buyer all of Seller’s right, title and interest in and to the Transferred Assets (which, for the avoidance of doubt, shall not include any Excluded Assets).

2.This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

4.This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

5.This Bill of Sale shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

6.Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

Insys Therapeutics, Inc.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

PHARMBIO KOREA, INC.

By:

Name:

Title:

B-2

Exhibit C

FORM OF PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (“Assignment”), dated as of [●], 2019 (“Effective Date”), is entered into by and between Insys Therapeutics, Inc., a corporation organized and existing under the Laws of Delaware (“Assignor”), and Pharmbio Korea, Inc., a company organized under the laws of the Republic of Korea (“Assignee”). Assignor and Assignee are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September [●], 2019, by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell, and to cause its Affiliates (including Assignor) to sell, to Assignee, and Assignee agreed to purchase from Assignor, all of Assignor’s Patent Rights included in the Transferred Assets, in each case on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, as required in the Purchase Agreement, Assignor hereby desires to deliver, sell and transfer to Assignee its entire worldwide right, title and interest in, to and under the Patent Rights set forth on Exhibit A hereto (the “Assigned Patents”); and

WHEREAS, Assignee desires to purchase, acquire and accept the Assigned Patents from Assignor.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.

Assignor hereby irrevocably conveys, assigns and transfers to Assignee its entire worldwide right, title and interest in, to and under the Assigned Patents, free and clear of all liens, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including, without limitation, all rights in and to all fees, income, royalties, damages and payments now or hereafter due or payable with respect thereto, any and all claims and causes of action (whether in Law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement, misappropriation, dilution or other violation of the rights assigned or to be assigned under this Assignment.

3.

This Assignment is binding upon, and inures to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. It is understood that any finding of invalidity of one assignment as effected hereby shall not affect the assignment of other Assigned Patents. All questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to the choice of Law principles thereof) and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 3, except to the extent that such Laws are superseded by the Bankruptcy Code.

4.

Upon reasonable request by Assignee, Assignor will execute additional documents and take other actions as may be necessary or desirable to record or memorialize the assignments of the Assigned Patents set forth herein, and to vest and perfect in Assignee such right, title, and interest in and to the Assigned Patents as sold, assigned and transferred to Assignee hereunder.

5.

Assignor hereby authorizes and requests the officials of the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned Patents.

6.

No waiver, modification or change of any of the provisions of this Assignment shall be valid unless in writing and signed by the Party against whom such claimed waiver, modification or change is sought to be enforced.

7.

This Assignment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

Insys Therapeutics, Inc.

By:

Name:

Title:

As Assignee:

Pharmbio Korea, Inc.

By:

Name:

Title:

Exhibit D

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (“Assignment”), dated as of [●], 2019 (“Effective Date”), is entered into by and between Insys Development Company, Inc., a corporation organized and existing under the Laws of Delaware (“Assignor”), and Pharmbio Korea, Inc., a company organized under the laws of the Republic of Korea  (“Assignee”). Assignor and Assignee are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September [●], 2019, by and between Insys Therapeutics, Inc., the parent entity of Assignor (“Parent”), and Assignee (the “Purchase Agreement”), Parent agreed to sell, and to cause its Affiliates (including Assignor) to sell, to Assignee, and Assignee agreed to purchase from Assignor, all rights to the SUBSYS Mark in the Territory and any goodwill associated therewith, including the right to file any applications in the Territory claiming priority to the U.S. trademark applications or registrations in the SUBSYS Mark (“Assigned Marks”), included in the Transferred Assets, in each case on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, as required in the Purchase Agreement, Assignor hereby desires to deliver, sell and transfer to Assignee its entire right, title and interest in, the Assigned Marks; and

WHEREAS, Assignee desires to purchase, acquire and accept the Assigned Marks from Assignor.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.

Assignor hereby irrevocably conveys, assigns and transfers to Assignee its entire right, title and interest in, to and under the Assigned Marks, free and clear of all liens, together with any and all goodwill connected with and symbolized by the foregoing, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including, without limitation, all rights in and to all fees, income, royalties, damages and payments now or hereafter due or payable with respect thereto, any and all claims and causes of action (whether in Law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement, misappropriation, dilution or other violation of the rights assigned or to be assigned under this Assignment.

3.

This Assignment is binding upon, and inures to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. All questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to the choice of Law principles thereof) and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 3, except to the extent that such Laws are superseded by the Bankruptcy Code.

4.

Assignor hereby authorizes and requests the officials of the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned Marks, as applicable.

5.

No waiver, modification or change of any of the provisions of this Assignment shall be valid unless in writing and signed by the Party against whom such claimed waiver, modification or change is sought to be enforced.

6.

This Assignment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

Insys Development Company, Inc.

By:

Name:

Title:

As Assignee:

Pharmbio Korea, Inc.

By:

Name:

Title:

Exhibit E

KMFDS CONFIRMATION LETTER

[Insys Therapeutics, Inc. Letterhead]

To whom it may concern:

I hereby confirm that documents and/or information related to the items listed below relating to SUBSYS® products, which I have been informed by Pharmbio Korea, Inc. (“Buyer”) are needed under Korean laws and regulations for valid transfer of technology, have been, to the extent available to Insys Therapeutics, Inc. (“Seller”), permitted by applicable Law and not in violation of Seller’s obligations under any of its Contracts, made available (with copies provided if applicable) from Seller and its affiliates to Buyer.

1.	Project definition – project plan and quality plan (where separate documents), protocol, risk assessments, gap analysis
2.	Identification of FDA-registered manufacturing facility
3.	Analytical methods (analytical methods, specifications and validations, including in-process quality control)
4.	Starting material evaluation (specifications and additional information on APIs, excipients)
5.	Identification of manufacturing equipment and related details
6.	Description of manufacturing and packaging
a.	Reference batches (clinical, dossier, biobatches)
b.	Development report (manufacturing process rationale)
c.	List of critical analytical controls
d.	Rationale for specifications
e.	Critical manufacturing process parameters
f.	Process validation report
g.	Reference to API Drug master file
h.	API specfications and release data
i.	Product stability data
j.	Master batch manufacturing and packaging records
k.	List of all developmental batches produced
l.	Deviation reports (included in batch records)

E-1

7.

[Such other items as agreed between Seller and Buyer after the date of this Agreement that are consistent with the World Health Organization’s Guidelines on Transfer of Technology in Pharmaceutical Manufacturing]

___________________________

Name:

Job Title:

Insys Therapeutics, Inc.

E-2

Exhibit F

FDA CONFIRMATION LETTER

Confirmation

We hereby confirm, that the following regulatory documents were submitted to the U.S. Food and Drug Administration for approval of the SUBSYS® product:

Report #1

Report #2

Report #3

Report #4

Report #5

.

.

.

.

F-1

The Date of approval of SUBSYS® in the U.S. was [MM-DD-YYYY].

INSYS THERAPEUTICS, INC.

By:_____________________________

Name:

Title:

State of _____________)

County of ___________)

On this _____ day of _________, 2019, before me, _______________________, the undersigned officer, personally appeared ____________________, to me personally known to me to be the same person whose name is signed to the foregoing instrument, and acknowledged the execution thereof for the uses and purposes therein set forth.

In Witness Whereof I have set my hand and official seal.

__________________________________

Notary Public

My Commission Expires: _________________

(SEAL)

F-2